Exhibit 99.1

                   CETCO OILFIELD SERVICES COMPANY LETTERHEAD

                                  News Release

For more information:   Michael Johnson
                        President, CETCO Oilfield Services Company
                        504/636-3500

                         AMCOL INTERNATIONAL (NYSE:ACO)
                         CETCO OILFIELD SERVICES COMPANY
                            ANNOUNCES ACQUISITION OF
                             THE BUSINESS ASSETS OF
                           NITROGEN SPECIALTY COMPANY

ARLINGTON HEIGHTS, ILL., Nov. 10, 2006 AMCOL International Corporation (NYSE:
ACO), today announced that it's wholly-owned subsidiary, CETCO Oilfield Services Company, has acquired the business assets of Nitrogen Specialty Company (NSC). This acquisition will complement the current filtration, well testing, rental tool and pipeline businesses by adding nitrogen pumping services for both on and offshore applications.

Michael Johnson, CETCO Oilfield Services Company's President, stated, "The experience, flexibility and 24/7 service mentality of NSC matches perfectly with our current offerings. Nitrogen Specialty's focus on customer service and nitrogen services exclusively have allowed for expansion into multiple industry sectors, which will benefit and expand our core businesses."

"The acquisition of NSC represents our continued focus on niche markets combined with expected synergies within current product lines," added Greg Norman, vice president CETCO Oilfield Services Company.

Nitrogen Specialty Company has operations in Texas and Louisiana and has been in operation since 1996. The total purchase price for the business was $33.7 million, of which $30 million was paid in cash at the closing. The remaining amount will be paid after one year assuming indemnification provisions under the agreement are satisfied. Other terms of the transaction were not disclosed.

CETCO Oilfield Services Company is a wholly-owned subsidiary of AMCOL International Corp. AMCOL produces and markets specialty mineral products used for industrial, environmental and consumer-related applications. The company operates in three industry segments, minerals, environmental and transportation. AMCOL's common stock is traded on the New York Stock Exchange under the symbol "ACO." The company's web site is www.amcol.com.

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